Exhibit 10.1

SARA LEE CORPORATION

EXECUTIVE MANAGEMENT LONG-TERM INCENTIVE PROGRAM

FISCAL YEARS 2005- 2007

PROGRAM DESCRIPTION

Highlights

This booklet explains the Program provisions of the Sara Lee Corporation (“SLC”) Executive Management Long-Term Incentive Program (the “Program”) covering fiscal years 2005 through 2007 (the “Performance Cycle”). The following pages provide detailed information relating to the grant of Performance Stock Units (“PSUs”) that you have received under the Program.

The key features of this Program are summarized below. In some countries other than the United States, variations in Program design may occur in order to comply with local laws and tax provisions.

Purpose

SLC has created the Executive Management Long-Term Incentive Program (“EMLTIP” or the “Program”) for Fiscal Years 05-07 to:

•	Focus executive management’s attention on the long-term performance results of Sara Lee Corporation

•	Provide incentive compensation opportunities commensurate with the achievement of specific EPS and VAE results

•	Provide a competitive long-term compensation opportunity to Program Participants and assist in attracting and retaining highly qualified and motivated executive talent

Participation

Participation in the Program is limited to Senior Corporate Officers, i.e. those at or above the SLC Senior Vice President level, and any additional Participants as named by the Compensation and Employee Benefits Committee of the Board of Directors (the “Committee”).

Performance Stock Units

EMLTIP awards are authorized under both the Sara Lee Corporation 1998 and 2002 Long-Term Incentive Stock Plans (“Stock Plans”). EMLTIP awards are initially granted in the form of PSUs at the beginning of the Performance Cycle. At the end of the Performance Cycle, any PSUs that are earned will be converted to shares of Sara Lee common stock. Dividend Equivalents are credited on PSUs during the Performance Cycle.

PSUs have special restrictions that are based upon both the continued service of Program Participants and SLC’s performance against the established financial performance goals. These restrictions include a prohibition against the transfer of the PSUs during the Performance Cycle. The financial goals and their respective weightings were approved by the Committee and are contained in the minutes of the meeting at which the Program was approved. Any shares not earned at the end of the Performance Cycle are forfeited and returned to the Stock Plans.

SLC may substitute or offer alternative forms of incentive compensation in the event it either determines that tax or legal regulations in a country provides more favorable treatment for those alternative forms of incentive compensation or as a voluntary alternative to PSUs.

•	PSUs are granted only during the first fiscal year of a Performance Cycle. At the end of the Performance Cycle, based upon the actual performance results, the appropriate number of PSUs are converted to shares of Sara Lee stock, on a one-for-one basis, and issued to Program Participants.

•	The number of shares, if any, which will be released to Participants is dependent upon the extent to which the pre-established performance goals are achieved during the Performance Cycle.

•	An opportunity to earn additional shares is possible if performance results exceed the specified performance levels.

•	Participants do not have voting rights on PSUs during the Performance Cycle.

Dividend Equivalents

During the Performance Cycle, Dividend Equivalents that are payable on the PSUs will be accrued on behalf of the Participants. No Dividend Equivalents are paid in arrears on any additional shares issued for performance above the Mid-level performance level.

Accrued dividend equivalents are distributed in the same proportion as the restrictions on the PSUs lapse. For example, if 75% of the PSUs are earned, then 75% of the balance of the accrued dividend equivalents will be paid at the same time the PSUs/Sara Lee shares of common stock are released. Any remaining balance of accrued dividend equivalents, after determining the number of shares to be distributed, will be forfeited.

Performance Measures

•	The following corporate-level performance measures apply to the FY05-07 Performance Cycle:

•	3-Year Cumulative Diluted Earnings Per Share (“EPS”)

•	FY07 Value Added Earnings (“VAE”)

Performance Standards

Performance under the EMLTIP is measured using the following corporate financial measures:

•	Cumulative Diluted Earnings Per Share (“ EPS”)

•	FY07 VAE

Both of these financial measures are independent of one another for purposes of measuring results and determining how many, if any, of the PSUs are earned. Definitions of these measures are included in Appendix I. The performance measures are equally weighted for purposes of determining performance results, i.e., 50% of the results are based upon EPS and 50% are based upon VAE. The performance levels for EPS and VAE targets were approved by the Committee and are contained in the minutes of the meeting at which the Program was approved.

The performance levels and the percentage of PSUs earned at each performance level are as follows:

Performance Level	% of Shares Distributed
Threshold	0%
Mid-level	100%
Maximum	200%

Interpolations are used for results that fall between the performance levels. For performance above Mid-level, additional shares are issued after the end of the Performance Cycle. Dividend Equivalents are not paid on any shares issued for performance above the Mid-level performance level. No shares are earned for performance results at or below the Threshold performance level.

Award Grant Notice

Each Participant will receive a Performance Stock Unit Grant Notice (“Grant Notice”) specifying the number of PSUs that have been granted, and the terms and conditions applicable to the grant. The Grant Notice and this Program Description should be retained with your other important legal documents.

Tax Consequences

United States

Under current United States tax laws, a Participant does not realize any taxable income from the PSUs when they are initially granted, or from accrued Dividend Equivalents. The “Vesting Date”, i.e., August 31, 2007, is the date when the taxable event occurs, except to the extent that a Participant has elected to defer distribution of the shares until a later date (“Deferred Vesting Date”). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate Dividend Equivalents are considered income to the Participant. This amount is then subject to applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will first be withheld from the accrued Dividend Equivalents and then from the shares that would otherwise have been distributed to the Participant. Federal tax will be withheld at the required statutory supplemental federal tax rate in effect at the time of the distribution. In 2004 that rate was 25%.

Countries other than the United States

Tax laws vary among countries, so Participants should seek reputable tax counsel concerning the tax consequences of this grant in their respective countries of taxation. In most cases, Participants incur no taxable income from PSUs when initially awarded, or on the accrued Dividend Equivalents, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the Dividends Equivalents distributed are typically considered income. For those individuals residing outside the U.S. and not subject to U.S. tax laws, tax due for some countries may be withheld by SLC in Chicago. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

Any shares or Dividend Equivalents ultimately earned under the EMLTIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Forfeiture

Notwithstanding anything contained in this document to the contrary, if a Participant should engage in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this PSU award, to the extent it remains restricted, shall terminate automatically on the date on which the Participant first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months following the Vesting Date, the Participant shall pay to SLC in cash any financial gain the Participant realized from the vesting of the PSUs. For purposes of this section, financial gain shall equal, the difference between the fair market value of the Common Stock on the Vesting Date, multiplied by the number of PSUs reduced by any taxes paid in countries other than the United States where taxes are not otherwise eligible for refund from the taxing authorities. By accepting this PSU grant, the Participant consents to and authorizes SLC to deduct from any amounts payable from SLC to the Participant, any amounts owed by the Participant to SLC. This right of “set-off” is in addition to any other remedies SLC may have against the Participant for the wrongful conduct.

Administrative Guidelines

The following guidelines apply to the FY05-07 EMLTIP. Additional Administrative Guidelines may be adopted, as needed, during the Performance Cycle for the efficient administration of the Program.

•	The Committee is responsible for administering the Program and has full power and authority to interpret the Program and to adopt rules, regulations and guidelines for carrying out the Program, as it deems necessary.

•	The Committee functions as the Program Administrator and its decisions are binding on all persons.

•	The Committee reserves the right, in its absolute discretion, to reduce or eliminate the awards earned by any Participant. In determining whether to reduce or eliminate awards, the Committee may take into account the positive effect of the Adjustments and Exclusions specified in Appendix I.

•	The Committee reserves the right, in its absolute discretion, to make further adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who would not qualify as a Participant at the end of the Performance Cycle.

•	The Committee reserves the right to change any of the terms and conditions of the FY05-07 EMLTIP award to the Participants, including the definitions of Diluted EPS and VAE, if deemed necessary on advice of counsel to meet the requirements for a “performance-based exemption” under the regulations or rulings of §162(m) of the Internal Revenue Code.

•	The Committee reserves the right to equitably reset the Performance Goals during the Performance Cycle to recognize any major divestitures.

•	The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer or other executive officer of the Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a Program Participant.

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The SLC Controller’s Department will be responsible for providing financial results under the EMLTIP. The Committee will approve the awards when granted at the beginning of the Performance Cycle (i.e., during fiscal year 2005) and ratify distributions to be made at the end of the Performance Cycle for all EMLTIP Participants. The portion of the shares earned along with the related balance of the accrued Dividend Equivalents account will be distributed as soon as practicable after the completion of the final accounting for the FY05-07 Performance Cycle and the Vesting Date.

•	Awards may be made to new Participants during the first year of the Performance Cycle. The number of PSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

•	Awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in qualifying for an increased level of award.

•	In the event of death, total disability (as defined under the appropriate disability benefit plan if applicable) or retirement at age 55 or later and if you have at least 10 years of service with SLC (or as otherwise defined under the appropriate retirement benefit plan of SLC) prior to the last day of fiscal year 2007, all PSUs granted would be eligible for distribution at the end of the Performance Cycle based upon proration for performance only, subject to approval of the Committee. If applicable, the shares and related Dividend Equivalents will be distributed at the normal payout time.

•	A Participant who resigns or is terminated during the Performance Cycle generally forfeits the rights to all PSUs and any accrued Dividend Equivalents. However, Participants may be eligible for a prorated distribution, subject to Committee approval. Eligibility for a prorated distribution and the number of shares that may be recommended for distribution would be dependent upon the circumstances resulting in the individual’s termination. In order to be considered for any prorated distribution under this Program provision, a Participant must be actively employed for at least one-third, i.e. 12 months, of the Performance Cycle. If employment ceases before the end of that time, all PSUs granted under that Performance Cycle would be forfeited. Only periods of active service will be recognized for purposes of computing any prorated distribution. This means that any period of time during which services may be provided to the company but the individual is not then a regular, full-time employee of the company, will be disregarded for purposes of calculating any prorated distribution.

•	In the event of a sale, closing, spin-off or other disposition of the Participant’s business unit that results in the termination of the Participant’s employment with the Company, the Participant may be eligible for a prorated distribution of shares. Only periods of active service from the beginning of the Performance Cycle will be considered and payout will occur after the Vesting Date.

•	Should a change in control (as defined in the Stock Plans) occur, the Participant’s entitlements under the Program will be determined as provided for under the terms of the Sara Lee Corporation Severance Plans for Corporate Officers.

•	If any statement in this Program Description or any oral representation differs from the Stock Plans, the Stock Plans prevail. The Stock Plans, Grant Notice and Program Description collectively comprise all terms and conditions applicable to the FY05-07 EMLTIP.

•	Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the SLC will be handled as provided for in the Stock Plans.

•	Nothing in the EMLTIP shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

Appendix I

Definitions

a)	Adjustments means changes to the goal to appropriately reflect the effect of spin-offs, divestitures, stock splits or combinations, or special distributions to stockholders other than normal cash dividends.

b)	The Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

c)	Award Date means the date upon which the Board of Directors or the Committee approved the awards under this Program. In this case the Award Date may mean either August 26, 2004 or January 27, 2005, unless an alternate date was required for tax and/or legal reasons in locations outside the United States.

d)	Company or Corporation means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

e)	Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her EMLTIP award.

f)	Diluted Earnings Per Share means reported diluted earnings per share for the fiscal years in the Performance Cycle subject to applicable Adjustments and Exclusions as defined in this Appendix

g)	Dividend Equivalents has the same meaning as in the Stock Plans.

h)	Exclusions mean the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion):

1.	Any other extraordinary or unusual charges or income (accounting definition) that are quantified and identified separately on the face of the Income Statement; however proceeds from the disposition of the European cut Tobacco business will be included in the measurement of performance under the Program.

2.	Revisions in the Internal Revenue Code of the United States or any taxing jurisdiction in which the Corporation earns more than 20% of its pre-tax profits in a particular year.

3.	Changes in generally accepted accounting principles

4.	Gains or losses from discontinued operations (accounting definition)

5.	Restructuring charges

6.	The impact of Major Acquisitions and Divestitures made during the Performance Cycle will be excluded from the performance results for the entire three-year Performance Cycle. The impact of all other acquisitions and divestitures will be included in the performance results.

i)	Grant Notice means the document provided to each Participant evidencing the number of Performance stock units awarded and the basic terms and conditions of the award.

j)	Key Executive means an employee whose salary, when expressed in U.S. dollars, is above the midpoint of salary grade 39.

k)	Major Acquisition or Disposition means a business acquisition or disposition completed in the performance cycle in which the consideration issued or received exceeds $250 million.

l)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice specifying the basic terms of participation in this PROGRAM. Participants for the FY05-07 Performance Cycle includes senior Corporate Officers and above.

m)	Performance Cycle is the three-year period consisting of SLC’s fiscal years 2005 through and including 2007.

n)	Performance Stock Units has the same meaning as “performance units” as that term is used in the Stock Plans.

o)	Stock Plans means the Sara Lee Corporation 1998 and 2002 Long-Term Incentive Stock Plans or the successor plan or plans.

p)	Total Disability as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.

q)	Value Added Earnings (“VAE”) means Net Operating Profit After Taxes (NOPAT) less a Capital Charge as defined in SLC Finance Policy 130.

r)	Vesting means the determination made at the end of the Performance Cycle as to how many, if any, of the PSUs that are actually earned by a Participant based upon actual performance results.

s)	Vesting Date means August 31, 2007.